Exhibit 1.2

GE DEALER FLOORPLAN MASTER NOTE TRUST
ASSET BACKED NOTES

TERMS AGREEMENT
(SERIES 2013-1)

Dated:     April 24, 2013

To:	CDF Funding, Inc.

General Electric Capital Corporation

Re:	Underwriting Agreement, dated April 24, 2013, among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein

1.	Offered Notes.

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2013-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

Class	Principal Amount	Interest Rate	Final Maturity Date
A	$500,000,000	One month LIBOR plus 0.40% per year	April 20, 2018

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Class A Underwriters
Barclays Capital Inc.

Mizuho Securities USA Inc.

Credit Agricole Securities (USA) Inc.

Cabrera Capital Markets, LLC

GEDFMNT 2013-1: Terms Agreement

3.	Underwriting Allotment

Underwriting Allotment	Class A
Barclays Capital Inc.	$210,000,000

Mizuho Securities USA Inc.	$210,000,000

Credit Agricole Securities (USA) Inc.	$50,000,000

Cabrera Capital Markets, LLC	$30,000,000
Total Amount	$500,000,000

3.	Purchase Price, Discounts and Concessions

Class A
Gross Purchase Price	100%
Underwriting Discount	0.250%
Net Purchase Price	99.750%
Maximum Dealer Selling Concessions	0.150%
Maximum Dealer Reallowance Discounts	0.075%

4.	Date of Sale

April 24, 2013 (the date the first Contract of Sale was entered into as designated by the Representatives).

2	GEDFMNT 2013-1: Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

Barclays Capital Inc.,
for itself and as a Representative

By:	/s/ Martin Attea
Name:	Martin Attea
Title:	Managing Director

Mizuho Securities USA Inc.,
for itself and as a Representative

By:	/s/ Vincent Murray
Name:	Vincent Murray
Title:	Managing Director Head of Debt Syndicate

S-1	GEDFMNT 2013-1: Terms Agreement

Accepted and Agreed:

CDF Funding, inc.

By:	/s/ John E. Peak
Name:	John E. Peak
Title:	Vice President

General Electric Capital Corporation

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Authorized Signatory

S-2	GEDFMNT 2013-1: Terms Agreement